Exhibit 99.1

FOR IMMEDIATE RELEASE

July 31, 2003

MEDALLION FINANCIAL CORP.

ANNOUNCES SECOND QUARTER EARNINGS

·    Medallion Loans Grow by 15%

·    Dividend Increased

NEW YORK, N.Y. – July 31, 2003 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty commercial finance company with a leading position servicing the taxi industry and small business commercial lending, and owner of the largest taxicab rooftop advertising company in the world, announced earnings for the 2003 second quarter of $755,000 or $0.04 per diluted share of common stock, compared to earnings for the 2003 first quarter of $430,000 or $0.02 per diluted common share, compared to a loss in the 2002 second quarter of $3,007,000 or ($0.16) per diluted common share.

Earnings for the first six months of 2003 were $1,185,000 or $0.06 per share, compared to a loss of $4,416,000 or ($0.24) per share for the first six months of 2002.

Andrew Murstein, President of Medallion Financial, stated, “We are extremely pleased with our continued earnings growth as well as exceeding the average earnings estimate of $0.03 per share. Following the establishment of our new bank facility last year, we have seen our spreads increase and our earnings rise. The last three quarters showed earnings growing steadily, from one cent, to two cents, and now to four cents this quarter. We have built operating momentum, and feel we are now in good position to carry this forward.”

                                             (more)

Medallion Announces Second Quarter Earnings, Page 2

The Company’s Medallion loan portfolio increased 26% to $266,000,000 at June 30, 2003 from $210,000,000 at year-end. This was an increase of 15% from $230,000,000 at the end of the 2003 first quarter. Mr. Murstein said, “This was a crucial quarter for us, and we surpassed our own expectations. We repaid, ahead of schedule, all of our old bank debt which had been both costly and restrictive to our business. Effecting this repayment required us to reduce our loan portfolio in order to pay off the old facility. However, with our new facility in place that better fits us, we are now able to recover a substantial portion of our customer base lost when we reduced the portfolio. Utilizing our 60 years’ worth of experience and relationships in the industry, we were able to earn back a considerable amount of business and increase our market share. As noted above, we saw a surge in medallion loans as we increased our portfolio by a substantial 15% in this quarter. We were able to successfully focus on this niche, which is the backbone of the Company, and we will continue to focus on it in the future.”

Mr. Murstein continued, “Every division performed at or above our expectations other than our taxi top advertising division, where our revenues only improved slightly from the results in the prior quarter. We re-focused the division toward those markets that have been stronger for us, specifically New York City, and exited 12 of our poorer-performing markets. In addition, we signed a new agreement with an association which represents 11 of the largest taxicab fleets in New York City, which provides us with approximately 1,500 taxis in addition to our other New York City cabs under contract. This new agreement extends our current contract, which had just seven months remaining to a new contract that expires in 2007. This solidifies our continued leadership in our best and most profitable market. Again, we are re-focusing on what we do best.”

Larry Hall, Medallion Financial’s Acting CFO, stated, “The Company’s balance sheet remains very strong and has among the lowest debt to equity ratios of any financial institution. Our debt to equity is just 1.6 to 1, and our capital ratio of equity to assets is 38%. We have ample room for leverageable growth now and in the future. During the quarter we had strong gains from our investment in Select Comfort Corp. (NASDAQ: SCSS), and we expect to have additional gains in the third quarter. We also had very solid portfolio growth and margin expansion during the quarter and in the last six months. As the following table indicates, we have continued to see our spreads increase:

Medallion Announces Second Quarter Earnings, Page 3

	2002 YTD	2003 YTD
Yield	8.39%	7.15%
Cost of Funds	4.90	3.59

Net Interest Margin	3.49%	3.56%

With our new Merrill Lynch Bank facility in place, we expect to continue to increase our margins in the current interest rate environment. Furthermore, as the following bar chart indicates, using our new facility we continue to enjoy very solid loan growth and e.p.s. growth:

Finally, we have good liquidity. We currently have approximately $100,000,000 in unused borrowing facilities and cash on hand, so that we can expect to meet our current loan demand.

Medallion also announced that its Board of Directors has declared and will pay a cash dividend of $0.03 per share. The dividend will be payable on August 18, 2003 to shareholders of record on August 8, 2003.

                            (more)

Medallion Announces Second Quarter Earnings, Page 4

Mr. Murstein concluded, “We are very pleased to increase our dividend from one cent last quarter to three cents this quarter. A portion of this dividend may be taxed at a 15% tax rate. We hope to be able to increase the dividend throughout the balance of this year and into the foreseeable future.”

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and small business.

# # # #

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2002 Annual Report on Form 10-K.

(Financial Tables Follow)

Medallion Financial Corp.

Consolidated Balance Sheets

	March 31,	December 31,
	2003	2002
ASSETS
Medallion loans	$230,097,124	$210,475,921
Commercial loans	114,412,457	138,360,895
Equity investments	8,985,448	7,409,628

Net investments	353,495,029	356,246,444
Investments in and loans to Media	3,749,195	4,505,356

Total investments	357,244,224	360,751,800
Cash	30,725,792	35,369,285
Accrued interest receivable	2,022,198	2,546,101
Servicing fee receivable	2,968,081	2,838,417
Fixed assets, net	1,487,773	1,551,781
Goodwill, net	5,007,583	5,007,583
Other assets	14,624,700	17,222,825

Total assets	$414,080,351	$425,287,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,930,864	$7,066,118
Accrued interest payable	4,418,257	5,589,754
Revolving line of credit	161,270,760	132,589,899
Notes payable to banks	11,236,800	48,018,589
Senior secured notes	83,970	2,313,753
SBA debentures	67,845,000	67,845,000

Total liabilities	251,785,651	263,423,113

Total shareholders’ equity	162,294,700	161,864,679

Total liabilities and shareholders’ equity	$414,080,351	$425,287,792

Number of common shares outstanding	18,242,728	18,242,728
Net asset value per share	$8.90	$8.87

Medallion Financial Corp.

Consolidated Income Statements

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total investment income	$6,468,097	$8,522,490	$12,996,382	$18,301,400
Total interest expense	3,197,815	4,956,599	6,526,987	10,747,186

Net interest income	3,270,282	3,565,891	6,469,395	7,554,214

Gain on sale of loans	526,769	258,591	715,699	588,219
Other income	739,232	2,091,327	1,860,346	2,982,673

Total noninterest income	1,266,001	2,349,918	2,576,045	3,570,892

Salaries and benefits	2,438,868	2,393,003	4,873,256	4,737,847
Professional fees	268,346	623,291	388,325	1,516,528
Costs of debt extinguishment	(88,616)	3,101,783	(59,755)	3,101,783
Other operating expenses	1,605,998	1,620,762	3,226,846	3,353,209

Total operating expenses	4,224,596	7,738,839	8,428,672	12,709,367

Net investment income (loss) income taxes	311,687	(1,823,030)	616,768	(1,584,261)

Income tax provision	9,304	0	19,303	0

Net investment income (loss)	302,383	(1,823,030)	597,465	(1,584,261)

Net realized gains (losses) on investments	8,214,032	(3,369,637)	7,652,467	(4,069,270)
Net change in unrealized appreciation (depreciation) on investments	(7,761,295)	2,185,449	(7,064,792)	1,237,486
Net realized/unrealized gain (loss) on investments	452,737	(1,184,188)	587,675	(2,831,784)

Net increase (decrease) in net assets resulting from operations	$755,120	$(3,007,218)	$1,185,140	$(4,416,045)

Weighted average shares
Basic	18,242,728	18,242,728	18,242,728	18,242,728
Diluted	18,378,685	18,242,728	18,283,919	18,242,728

Declared dividends per share	$0.03	$—	$0.04	$—

Net increase (decrease) in net investment income per share
Basic	$0.02	$(0.10)	$0.03	$(0.09)
Diluted	0.02	(0.10)	0.03	(0.09)

Net increase (decrease) in net assets per share
Basic	$0.04	$(0.16)	$0.06	$(0.24)
Diluted	0.04	(0.16)	0.06	(0.24)